GENTEX CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

1.The Award and the Plan. As of the Date of Grant set forth in the Officer Award Notification preceding or accompanying this Restricted Stock Award Agreement (the "Agreement"), Gentex Corporation ("Gentex") grants to you the number of Shares set forth in such Officer Award Notification. Certain terms used in this Agreement are defined in Section 24 below. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Gentex Corporation 2019 Omnibus Incentive Plan as amended and/or restated from time to time (the "Plan") or Long-Term Incentive Plan ("LTIP") adopted pursuant thereto. Gentex will provide a copy of the Plan or the LTIP to you upon request.

2.Restriction. Until the Vesting Date (as defined below), the Shares shall be subject to restriction contained in the following legend, which legend shall be conspicuously placed on the face of the certificate or otherwise accompany the Shares:

The Shares represented hereby are subject to restrictions on transfer as provided in the Gentex Corporation 2019 Omnibus Incentive Plan, Gentex Corporation Long-Term Incentive Plan, and the Restricted Stock Award Agreement between Gentex Corporation and the record holder and such Shares are subject to forfeiture and return to Gentex Corporation upon the happening of certain events specified in such plans or agreement.

3.Vesting of Shares. Subject to the terms and conditions of Sections 4, 5 and 6 below, your right to receive one hundred percent (100%) of the Shares will become nonforfeitable on the third anniversary of the Date of Grant set forth in your Officer Award Notification (the "Vesting Date") provided you remain continuously employed by Gentex or any of its Subsidiaries until such time. Notwithstanding the foregoing, to the extent it would not cause imposition of a tax under Section 409A of the Code, Gentex may accelerate the vesting of the Shares at any time in part or in full.

4.Effect of Change in Control. In the event a Change in Control occurs prior to the Shares becoming nonforfeitable as provided in Section 3 above and while you are an employee of Gentex or any Subsidiary, the Shares covered by this Agreement will become nonforfeitable to the extent set forth in the Plan.

5.Effect of Termination Due to: Death or Disability; Retirement or Resignation with Good Reason; or Without Cause. Notwithstanding Section 3 above, if your employment with Gentex or any Subsidiary is terminated: (A) by reason of death or Disability, the shares will become nonforfeitable; or (B) by Retirement, by resignation with Good Reason, or without Cause, a prorated portion of the Shares will become forfeitable based on the number of months you were employed during the Performance Period set forth in the Officer Award Notification.

6.Other Employment Terminations. In the event that your employment with Gentex or a Subsidiary terminates during the Performance Period in a manner other than any specified in Sections 4 or 5 above, you will forfeit any Shares that have not become nonforfeitable by you at the time of such termination.

7.Withholding. To the extent that Gentex is required to withhold any federal, state, local or foreign taxes in connection with the delivery or vesting of the Shares under this Agreement, and the amounts available to Gentex for such withholding are insufficient, it will be a condition to the receipt of such delivery that you will pay such taxes or make arrangements that are satisfactory to Gentex for payment thereof. You may elect to have the number of Shares reduced (based on the Market Value Per Share as of the date the Shares vest) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, will the Market Value Per Share of the Shares to be withheld pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

8.Payment of Dividend Equivalents. From and after the Date of Grant and until the time when the Shares become nonforfeitable, on the date that Gentex pays a cash dividend (if any) to holders of shares of Common Stock generally, you will be entitled to a number of Shares (rounded down to the nearest whole number) determined by dividing (A) the product of (i) the dollar amount of the cash dividend paid per share of Common Stock on such date and (ii) the total number of Shares, by (B) the Market Value Per Share on such date. Such dividend equivalents (if any) will be subject to the same terms and conditions and will be settled or forfeited in the same manner and at the same time as the Shares to which the dividend equivalents were credited.

9.Shares Nontransferable. Neither the Shares nor any interest therein will be transferable or assignable other than by will or the laws of descent and distribution prior to payment.

10.Adjustments. Gentex will make any adjustments in the number of Shares that Gentex may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (A) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Gentex, (B) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Gentex or other distribution of assets, issuance of rights or warrants to purchase securities of Gentex, or (C) other transaction or event having an effect similar to any of those referred to in Sections 10(A) or 10(B). Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Gentex may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Gentex may determine in good faith to be equitable under the circumstances.

11.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent.

12.Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Gentex or any Subsidiary, nor limit or affect in any manner the right of Gentex or any Subsidiary to terminate the employment or adjust your compensation.

13.Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Gentex and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

14.Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Gentex or any Subsidiary, except to the extent otherwise expressly provided under any such plan, and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Gentex or a Subsidiary, except to the extent otherwise expressly provided under any such plan.

15.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board or the Compensation Committee will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Shares. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

16.Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Gentex to ensure exemption from or compliance with Section 409A of the Code).

17.Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18.Compliance with Law. Notwithstanding any other provision of this Agreement, the Shares covered by this Agreement will not be paid if the payment thereof would result in violation of any applicable federal or state securities law.

19.Successors and Assigns. Without limiting Section 9 above, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Gentex.

20.Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Michigan, without giving effect to any principles of conflict of laws thereof.

21.Failure to Enforce Not a Waiver. The failure of Gentex to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

22.No Shareholder Rights Prior to Issuance of Shares. With respect to the Shares, Gentex will only have those rights as a shareholder as are set forth herein.

23.Detrimental Activity.

(a)If the Board or the Compensation Committee determines that you engaged in any Detrimental Activity, then, promptly upon receiving notice of the Board's or the Compensation Committee's finding, you shall: (i) forfeit all rights under this Agreement to the extent it remains outstanding; (ii) return to Gentex all Shares acquired pursuant to this Agreement to the extent then still held by or for you; (iii) with respect to any Shares acquired pursuant to this Agreement that are no longer held by or for you, pay to Gentex the Market Value Per Share of such Shares on the date acquired.

(b)To the extent that such Shares are not returned to or amounts are not paid to Gentex, Gentex may seek other remedies, including without limitation a set off of the amounts so payable to it against any amounts that may be owing from time to time by Gentex or a Subsidiary to you for any reason, including without limitation wages, deferred compensation or vacation pay.

24.Certain Defined Terms. For purposes of this Agreement:

"Cause" shall mean (A) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with Gentex or any Subsidiary; (B) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (C) the intentional and wrongful damaging of property, contractual interests or business relationships of Gentex or any Subsidiary; (D) the intentional and wrongful disclosure of secret processes or confidential information of Gentex or any Subsidiary in violation of an agreement with or a policy of Gentex or a Subsidiary; (E) the continued failure to substantially perform your duties for Gentex or a Subsidiary; (F) current alcohol or prescription drug abuse affecting work performance; (G) current illegal use of drugs; or (H) any intentional conduct contrary to announced policies or practices of Gentex or any Subsidiary (including, but not limited to, those contained in Gentex's Code of Business Conduct and Ethics).

"Detrimental Activity" shall mean: (A) engaging in any activity of competition or solicitation prohibited by any noncompete or nonsolicitation agreement between you and Gentex or a Subsidiary; (B) the disclosure to anyone outside Gentex or a Subsidiary, or the use in other than Gentex's or a Subsidiary's business, (i) without prior written authorization from Gentex, of any confidential, proprietary or trade secret information or material relating to the business of Gentex or its Subsidiaries and acquired by you during your employment or other service with Gentex or any of its Subsidiaries, or (ii) in violation of any covenant not to disclose set forth in any agreement between you and Gentex or a Subsidiary; (C) the (i) unreasonable failure or refusal to disclose promptly and to assign to Gentex or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your service with Gentex or any of its Subsidiaries and relating in any manner to the actual or anticipated business, research or development work of Gentex or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable Gentex or any Subsidiary to secure a patent where appropriate in the United States or in other countries, or (ii) violation of any development and inventions provision set forth in any agreement between you and Gentex or a Subsidiary; (D) activity during your employment by Gentex or a Subsidiary that could form the basis of your termination for Cause; or (E) if you are or were an officer of Gentex, activity that the Board or the Compensation Committee determines entitles Gentex to seek recovery from an officer under any policy promulgated by the Board or the Compensation Committee as in effect on the date hereof.

"Disability" shall mean a termination of employment under circumstances that would make you eligible to receive benefits under Gentex's long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

"Good Reason" shall mean the occurrence of: without your consent, assignment of duties materially inconsistent with your position duties, and responsibilities with Gentex; a material reduction by Gentex in your annual base salary as then in effect (which is not applicable by employees generally); or a material breach by Gentex of this Agreement; provided, however, you provide Gentex written notice within thirty (30) days of such occasion and Gentex has not caused such breach.

"Retirement" shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least 10 years of service with Gentex or a Subsidiary or at or after age 65, with at least 5 years of service with Gentex or a Subsidiary, in each case requiring six months advance written notice.